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                                                                    Exhibit 99.1

                                                                   PRESS RELEASE


                                               Contact:  Scott R. Meyerhoff
                                                         Chief Financial Officer
                                                         (770) 840-2530


                THE INTERCEPT GROUP, INC. COMMON STOCK TO BEGIN
                     TRADING ON THE NASDAQ NATIONAL MARKET


NORCROSS, Georgia (March 22, 1999) * The InterCept Group, Inc. (AMEX: ICG) today announced that its common stock has been approved for listing on The Nasdaq National Market. It is anticipated that on March 29, 1999, the Company's common stock will begin trading on Nasdaq under the symbol ICPT. InterCept currently has approximately 9.25 million shares of common stock outstanding.

     "Listing on The Nasdaq National Market marks an important milestone for InterCept and highlights the strong growth the Company has achieved since our initial public offering," commented John W. Collins, chairman of the board and chief executive officer of The InterCept Group, Inc. "We believe that the listing on Nasdaq will broaden the exposure and liquidity of InterCept's shares and further enhance the value of our stock to our shareholders."

     The InterCept Group, Inc. is a financial technology and services company that serves community financial institutions as a single source for a variety of services including EFT/ATM processing, core banking software & processing, data communications management, debit card programs, equipment sales & service, and merchant portfolio management. InterCept also offers InterCept Switch, "The Surcharge-Free Network", a surcharge free ATM network that allows members to waive their cardholders' ATM fees while retaining the ability to surcharge non-member customers. Each of these products and services helps keep community financial institutions competitive in today's marketplace. Additional information about The InterCept Group can be found on the Company's website at www.intercept.net.

This release contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as

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amended. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or expectations of the Company and its management with respect to, among other things: (i) the anticipated impact of certain events and circumstances; (ii) trends affecting the Company; and (iii) the Company's growth and operating strategy. Words like "may," "will," "anticipate," "believe," "intend," "plans," "allows," "strategy" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are not guarantees of future performance and actual results may differ materially from those projected in the forward-looking statements as a result of the Company's brief combined operating history, its ability to obtain and manage growth, risks related to acquisitions and the integration of acquired assets and businesses, acceptance and reliability of new technologies, customer attrition, competition and various other factors discussed in detail in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section in InterCept's Registration Statement on Form S-1 (Registration No. 333-47197), as declared effective on June 9, 1998.

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